The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-257113

Subject to Completion, Dated July 27, 2022

PRICING SUPPLEMENT dated                     , 2022

(To Product Supplement No. WF-1 dated June 27, 2022, ETF Underlying Supplement dated

September 2, 2021, Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

☐	Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF
☐	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called on the relevant Call Observation Date for a fixed Call Premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the Fund Closing Price of the Fund
☐	Automatic Call. If the Fund Closing Price of the Fund on any Call Observation Date is greater than or equal to the Starting Price, the securities will be automatically called for the face amount plus the Call Premium applicable to that Call Observation Date. The Call Premium applicable to each Call Observation Date will be a percentage of the face amount that increases for each Call Observation Date based on a simple (non-compounding) return of approximately at least 17.00% per annum (to be determined on the Pricing Date)
Call Observation Date	Call Premium*
September 5, 2023	At least 17.00% of the face amount
March 4, 2024	At least 25.50% of the face amount
September 3, 2024	At least 34.00% of the face amount
March 3, 2025	At least 42.50% of the face amount
August 25, 2025 (the “Final Calculation Day”)	At least 51.00% of the face amount
* The actual Call Premium applicable to each Call Observation Date will be determined on the Pricing Date

☐	Maturity Payment Amount. If the securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the face amount depending on the Fund Closing Price of the Fund on the Final Calculation Day as follows:
☐ If the Fund Closing Price of the Fund on the Final Calculation Day is less than the Starting Price, but not by more than 20%, you will receive the face amount of your securities
☐ If the Fund Closing Price of the Fund on the Final Calculation Day is less than the Starting Price by more than 20%, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 20%
☐	Investors may lose up to 80.00% of the face amount
☐	Any positive return on the securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Fund on the applicable Call Observation Date significantly exceeds the Starting Price. You will not participate in any appreciation of the Fund beyond the applicable fixed Call Premium
☐	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment
☐	No periodic interest payments or dividends
☐	No exchange listing; designed to be held to maturity or earlier automatic call

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-7 herein and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission(the “SEC”) nor any state or provincial securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Maximum Underwriting Discount (1) (2)	Minimum Proceeds to CIBC
Per Security	$1,000.00	Up to $31.50	At least $968.50
Total	$	$	$
(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of up to $31.50 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Agent’s Underwriting Discount and Other Fees” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)	In respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is expected to be at least $900.70 per security. The estimated value is expected to be less than the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Terms of the Securities

Issuer:	Canadian Imperial Bank of Commerce
Market Measure:	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker symbol “XOP”) (the “Fund”)
Original Offering Price:	$1,000 per security
Face Amount:	The principal amount of $1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Pricing Date*:	August 30, 2022
Issue Date*:	September 2, 2022
Stated Maturity Date*:	September 2, 2025, subject to postponement. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to maturity or automatic call.
Automatic Call:

If the Fund Closing Price of the Fund on any Call Observation Date (including the Final Calculation Day) is greater than or equal to the Starting Price, the securities will be automatically called, and on the related Call Payment Date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the Call Premium applicable to the relevant Call Observation Date. The last Call Observation Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Stated Maturity Date.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Fund on the applicable Call Observation Date significantly exceeds the Starting Price. You will not participate in any appreciation of the Fund beyond the applicable Call Premium.

If the securities are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the securities after such Call Payment Date. You will not receive any notice from us if the securities are automatically called.

Call Observation Dates* and Call Premiums:	Call Observation Date	Call Premium	Payment per Security upon an Automatic Call
	September 5, 2023	At least 17.00% of the face amount	At least $1,170.00
	March 4, 2024	At least 25.50% of the face amount	At least $1,255.00
	September 3, 2024	At least 34.00% of the face amount	At least $1,340.00
	March 3, 2025	At least 42.50% of the face amount	At least $1,425.00
	August 25, 2025	At least 51.00% of the face amount	At least $1,510.00

The Call Premium applicable to each Call Observation Date will be a percentage of the face amount that increases for each Call Observation Date based on a simple (non-compounding) return of approximately at least 17.00% per annum (to be determined on the Pricing Date).

The actual Call Premium and payment per security upon an automatic call that is applicable to each Call Observation Date will be determined on the Pricing Date and will be at least the values specified in the foregoing table.

We refer to August 25, 2025 as the “Final Calculation Day.”

The Call Observation Dates are subject to postponement for non-Trading Days and the occurrence of a Market Disruption Event. See “—Market Disruption Events and Postponement Provisions” below.

Call Payment Date:	Five Business Days after the applicable Call Observation Date (as each such Call Observation Date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the Call Payment Date for the last Call Observation Date will be the Stated Maturity Date.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Maturity Payment Amount:

If the securities are not automatically called, then on the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars determined as follows:

•  if the Ending Price is less than the Starting Price but greater than or equal to the Threshold Price: $1,000; or

•  if the Ending Price is less than the Threshold Price: $1,000 minus:

$1,000 x	Threshold Price – Ending Price
Starting Price
If the securities are not automatically called and the Ending Price is less than the Threshold Price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 20% and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.
Threshold Price:	, which is equal to 80.00% of the Starting Price.
Starting Price:	, the Fund Closing Price of the Fund on the Pricing Date.
Ending Price:	The Fund Closing Price of the Fund on the Final Calculation Day.
Closing Price:	The Closing price, the Fund Closing Price and the Adjustment Factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.
Market Disruption Events and Postponement Provisions:	The Call Observation Dates (including the Final Calculation Day) is subject to postponement due to non-Trading Days and the occurrence of a Market Disruption Event. In addition, the Stated Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-Business Days. For more information regarding adjustments to the Call Observation Dates and the Stated Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Observation Dates (including the Final Calculation Day) is a “calculation day” and each Call Payment Date (including the Stated Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	CIBC
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:

Wells Fargo Securities. The agent will receive an underwriting discount of up to $31.50 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the original offering price of the securities less a concession of not in excess of $17.50 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13607XAT4 / US13607XAT46

*To the extent that we make any change to the expected Pricing Date or expected Issue Date, the Call Observation Dates, the Stated Maturity Date and other dates may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

About This Pricing Supplement

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”), the Product Supplement No. WF-1 dated June 27, 2022 (the “product supplement”) and the ETF Underlying Supplement dated September 2, 2021 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. The section entitled “General Terms of the Securities” in the product supplement shall supersede and replace the section entitled “Certain Terms of the Notes” in the underlying supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying product supplement, underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product supplement dated June 27, 2022:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922074626/tm2217276d48_424b5.htm

•	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm

•	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	believe that the Fund Closing Price of the Fund will be greater than or equal to the Starting Price on one of the Call Observation Dates;
●	seek the potential for a fixed return if the Fund has appreciated at all as of any of the Call Observation Dates in lieu of full participation in any potential appreciation of the Fund;
●	are willing to accept the risk that if the Fund Closing Price of the Fund is less than the Starting Price on each of the Call Observation Dates (including the Final Calculation Day), they will not receive any positive return on their investment in the securities;
●	are willing to accept the risk that if the securities are not automatically called and the Ending Price is less than the Starting Price by more than 20.00%, they will receive less, and up to 80.00% less, than the face amount;
●	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Observation Date if the securities are called on an earlier Call Observation Date;
●	are willing to forgo periodic interest payments on the securities and dividends on shares of the Fund; and
●	are willing to hold the securities until maturity or earlier automatic call.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity or earlier automatic call;
●	believe that the Fund Closing Price of the Fund will be less than the Starting Price on each of the Call Observation Dates;
●	seek a security with a fixed term;
●	seek full return at maturity of the face amount of the securities;
●	are unwilling to accept the risk that, if the Fund Closing Price of the Fund is less than the Starting Price on each of the Call Observation Dates (including the Final Calculation Day), they will not receive any positive return on their investment in the securities;
●	are unwilling to accept the risk that the Fund Closing Price of the Fund may decrease by more than 20.00% from the Starting Price to the Ending Price;
●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price, and may be as low as the lower estimate set forth on the cover page;
●	seek current income;
●	are unwilling to accept the risk of exposure to the Fund;
●	seek uncapped exposure to the upside performance of the Fund beyond the applicable Call Premiums;
●	are unwilling to accept the credit risk of CIBC; or
●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying underlying supplement for risks related to an investment in the securities.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any Call Observation Date will each be determined based on the Fund Closing Price of the Fund on the applicable Call Observation Date as follows:

If the securities have not been automatically called, then on the Stated Maturity Date, you will receive the Maturity Payment Amount calculated as follows:

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at maturity. If the Fund Closing Price of the Fund is less than the Starting Price on each Call Observation Date, the securities will not be automatically called, and you will receive a Maturity Payment Amount that will be equal to or less than the face amount, depending on the Ending Price (i.e., the Fund Closing Price of the Fund on the Final Calculation Day).

If the Ending Price is less than the Threshold Price, the Maturity Payment Amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 20%, resulting in a loss of 1% of the face amount for every 1% decline in the Fund in excess of 20%. The Threshold Price is 80% of the Starting Price. As a result, if the Ending Price is less than the Threshold Price, you will lose some, and possibly up to 80%, of the face amount at maturity. This is the case even if the price of the Fund is greater than or equal to the Starting Price or the Threshold Price at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

The Potential Return On The Securities Is Limited To The Call Premium.

The potential return on the securities is limited to the applicable Call Premium, regardless of the performance of the Fund. The Fund may appreciate by significantly more than the percentage represented by the applicable Call Premium from the Pricing Date through the applicable Call Observation Date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Fund. Furthermore, if the securities are called on an earlier Call Observation Date, you will receive a lower Call Premium than if the securities were called on a later Call Observation Date, and accordingly, if the securities are called on one of the earlier Call Observation Dates, you will not receive the highest potential Call Premium.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.

A Call Payment Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A Call Observation Date, including the Final Calculation Day, will be postponed if the applicable originally scheduled Call Observation Date is not a Trading Day or if the calculation agent determines that a Market Disruption Event has occurred or is continuing on that Call Observation Date. If such a postponement occurs with respect to a Call Observation Date other than the Final Calculation Day, then the related Call Payment Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Final Calculation Day, as postponed.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Risk Relating To The Credit Risk Of CIBC

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities will exceed our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities is determined by reference to our internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity or automatic call will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Fund performance; volatility of the Fund; economic and other conditions generally; interest rates; dividend yields on the Fund or the securities held by the Fund; currency exchange rates; our credit ratings or credit spreads; and time remaining to maturity. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date.

The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable Call Premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity or automatic call.

Risks Relating To The Fund

An Investment In The Securities Is Subject To Risks Associated With Investing In Securities With Concentration In The Oil And Gas Exploration And Production Industry.

All or substantially all of the stocks held by the Fund are issued by companies in the oil and gas exploration and production industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the Fund’s performance. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims. These factors could affect the oil and gas exploration and production industry and could affect the value of the stocks held by the Fund and the price of the Fund during the term of the securities, which may adversely affect the value of your securities.

The Securities Are Subject To Risks Associated With Non-U.S. Companies.

The Fund holds the common stocks of non-U.S. companies. An investment in the securities involves risks associated with the home countries of such non-U.S. companies. The prices of such non-U.S. companies’ common stocks may be affected by political, economic, financial and social factors in the home country of each such non-U.S. company, including changes in such country’s government,

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the securities.

The foreign securities held by the Fund may be listed on a foreign stock exchange, and may have less liquidity and could be more volatile than the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may adversely affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties.

These factors may adversely affect the performance of the Fund and, as a result, the value of the securities.

The Securities Are Subject To Currency Exchange Risk.

The prices of some securities held by the Fund will be converted into U.S. dollars for purposes of calculating the net asset value of the Fund. As a result, your securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Currency exchange rates may be highly volatile, particularly in relation to emerging nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. In addition, your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the price of the Fund will be adversely affected and, depending on the terms of your securities, the return on the securities, if any, may be reduced.

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described in the accompanying product supplement, will be used to determine the Fund Closing Price of the Fund on each Call Observation Date. The Adjustment Factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the Adjustment Factor, the value of the securities may be adversely affected.

The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Although the Fund is designed to track the performance of its Underlying Index, the performance of the Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund (or the underlying assets held by the Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.

For the foregoing reasons, the performance of the Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the securities, to the extent dependent on the performance of the Fund, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Fund Closing Prices of the Fund on each Call Observation Date and whether the securities are automatically called and may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a Market Disruption Event has occurred on a scheduled Call Observation Date, which may result in postponement of that Call Observation Date; determining the Fund Closing Price of the Fund if a Call Observation Date is postponed to the last day to which it may be postponed and a Market Disruption Event occurs on that day; if publication of the Fund is discontinued, selecting a successor or, if no successor is available, determining the Fund Closing Price on the applicable Call Observation Date; and determining whether to adjust the Fund Closing Price of the Fund on a Call Observation Date in the event of certain changes in or modifications to the Fund or the Underlying Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Fund may adversely affect the price of the Fund.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Material U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of

PRS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Price or Threshold Price. The hypothetical Starting Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Price. The actual Starting Price and Threshold Price will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premiums:	17.00% for the first Call Observation Date, 25.50% for the second Call Observation Date, 34.00% for the third Call Observation Date, 42.50% for the forth Call Observation Date and 51.00% for the fifth Call Observation Date (assuming that a Call Premium is equal to the lowest possible Call Premium that will be determined on the Pricing Date)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$80.00 (80% of the hypothetical Starting Price)

Hypothetical Payout Profile

Security Return
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Fifth Call Observation Date (Call Premium: 51.00%)
Fourth Call Observation Date (Call Premium: 42.50%)
Third Call Observation Date (Call Premium: 34.00%)
Second Call Observation Date (Call Premium: 25.50%)
First Call Observation Date (Call Premium: 17.00%)
20% Buffer
Percentage Change in the Fund Closing Price from Pricing Date to Applicable Call Observation Date
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Payment at Maturity
Hypothetical Fund Return
First Call Observation Date
Second Call Observation Date
Third Call Observation Date
Fourth Call Observation Date
Fifth Call Observation Date

PRS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Hypothetical Returns

If the securities are automatically called:

Hypothetical Call Observation Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Payment Date	Hypothetical Pre-Tax Total Rate of Return
1st Call Observation Date	$1,170.00	17.00%
2nd Call Observation Date	$1,255.00	25.50%
3rd Call Observation Date	$1,340.00	34.00%
4th Call Observation Date	$1,425.00	42.50%
5th Call Observation Date	$1,510.00	51.00%

If the securities are not automatically called:

Hypothetical Ending Price	Hypothetical Percentage Change From the Hypothetical Starting Price to the Hypothetical Ending Price	Hypothetical Maturity Payment Amount Per Security	Hypothetical Pre-Tax Total Rate of Return(1)
99.99	-0.01%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
79.00	-21.00%	$990.00	-1.00%
75.00	-25.00%	$950.00	-5.00%
50.00	-50.00%	$700.00	-30.00%
25.00	-75.00%	$450.00	-55.00%
0.00	-100.00%	$200.00	-80.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at maturity to the face amount of $1,000.

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The Fund Closing Price of the Fund on the first Call Observation Date is greater than the Starting Price, and the securities are automatically called on the first Call Observation Date:

SPDR® S&P® Oil & Gas Exploration & Production ETF
Hypothetical Starting Price:	$100.00
Hypothetical Closing Price on first Call Observation Date:	$125.00

Because the hypothetical Closing Price of the Fund on the first Call Observation Date is greater than the hypothetical Starting Price, the securities are automatically called on the first Call Observation Date and you will receive on the related Call Payment Date the face amount of your securities plus a Call Premium of 17.00% of the face amount. Even though the Fund appreciated by 25.00% from its Starting Price to its Closing Price on the first Call Observation Date in this example, your return is limited to the Call Premium of 17.00% that is applicable to such Call Observation Date.

On the Call Payment Date, you would receive $1,170.00 per security.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Example 2. The securities are not automatically called prior to the last Call Observation Date (the Final Calculation Day). The Fund Closing Price of the Fund on the Final Calculation Day is greater than the Starting Price, and the securities are automatically called on the Final Calculation Day:

SPDR® S&P® Oil & Gas Exploration & Production ETF
Hypothetical Starting Price:	$100.00
Hypothetical Closing Price on Call Observation Dates prior to the Final Calculation Day:	Various (all below Starting Price)
Hypothetical Closing Price on Final Calculation Day (i.e., the Ending Price):	$120.00

Because the hypothetical Closing Price of the Fund on each Call Observation Date prior to the last Call Observation Date (which is the Final Calculation Day) is less than the hypothetical Starting Price, the securities are not called prior to the Final Calculation Day. Because the Fund Closing Price of the Fund on the Final Calculation Day is greater than the Starting Price, the securities are automatically called on the Final Calculation Day and you will receive on the related Call Payment Date (which is the Stated Maturity Date) the face amount of your securities plus a Call Premium of 51.00% of the face amount.

On the Call Payment Date (which is the Stated Maturity Date), you would receive $1,510.00 per security.

Example 3. The securities are not automatically called. The Ending Price is less than the Starting Price but greater than the Threshold Price and the Maturity Payment Amount is equal to the face amount:

SPDR® S&P® Oil & Gas Exploration & Production ETF
Hypothetical Starting Price:	$100.00
Hypothetical Closing Price on each Call Observation Date:	Various (all below Starting Price)
Hypothetical Ending Price:	$95.00
Hypothetical Threshold Price:	$80.00, which is 80% of the hypothetical Starting Price

Because the hypothetical Closing Price of the Fund on each Call Observation Date (including the Final Calculation Day) is less than the hypothetical Starting Price, the securities are not automatically called. Because the hypothetical Ending Price is less than the hypothetical Starting Price, but not by more than 20%, you would receive the face amount of your securities at maturity.

On the Stated Maturity Date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. The Ending Price is less than the Threshold Price and the Maturity Payment Amount is less than the face amount:

SPDR® S&P® Oil & Gas Exploration & Production ETF
Hypothetical Starting Price:	$100.00
Hypothetical Closing Price on each Call Observation Date:	Various (all below Starting Price)
Hypothetical Ending Price:	$50.00
Hypothetical Threshold Price:	$80.00, which is 80% of the hypothetical Starting Price

Because the hypothetical Closing Price of the Fund on each Call Observation Date (including the Final Calculation Day) is less than the hypothetical Starting Price, the securities are not automatically called. Because the hypothetical Ending Price is less than the hypothetical

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Starting Price by more than 20%, you would lose a portion of the face amount of your securities and receive the Maturity Payment Amount equal to:

$1,000 –	$1,000	×	$80.00 – $50.00	= $700.00
$100.00

On the Stated Maturity Date, you would receive $700.00 per security.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

The SPDR® S&P® Oil & Gas Exploration & Production ETF

The Fund is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry® Index (the “Underlying Index”). The Fund is managed by SPDR® Series Trust (the “SPDR Trust”), a registered investment company that consists of numerous separate investment portfolios, including the Fund. The Fund trades on the NYSE Arca under the ticker symbol “XOP.” See “Reference Sponsors and Fund Descriptions—The SPDR® S&P® Oil & Gas Exploration & Production ETF” beginning on page S-54 of the accompanying underlying supplement for additional information about the Fund.

Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov.

Historical Data

We obtained the Closing Prices of the Fund in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the Fund should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the Fund on any Call Observation Date (including the Final Calculation Day). We cannot give you assurance that the performance of the Fund will result in the return of any of your investment.

The following graph sets forth daily Closing Prices of the Fund for the period from January 1, 2017 to July 25, 2022. The Closing Price of the Fund on July 25, 2022 was $127.90.

Historical Performance of the Fund

Source: Bloomberg

PRS-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities will be lower than the original offering price of the securities because costs associated with selling, structuring and hedging the securities are included in the original offering price of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Will Be Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Based on our determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, non-U.S. holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

While the matter is not entirely clear, since the Fund is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a security will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a security is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the security will equal the excess of (i) any long-term capital gain you recognized in respect of the security and attributable to the Section 1260 Financial Asset, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Asset at fair market value on the original issue date for an amount equal to the portion of the issue price of the security attributable to the Section 1260 Financial Asset and sold such Section 1260 Financial Asset upon the date of sale, exchange, or settlement of the security at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult your own tax advisor regarding the potential application of Section 1260 of the Code to an investment in the security.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a ”specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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